Exhibit (10)(f)
COMPASS BANCSHARES, INC.
EMPLOYEE STOCK OWNERSHIP BENEFIT RESTORATION PLAN
AS AMENDED AND RESTATED AS OF JANUARY 1, 2005
ARTICLE I
Purpose and Adoption of Plan
     1.1 Adoption: Compass Bancshares, Inc. (the “Company”) adopted and established the Compass Bancshares, Inc. Employee Stock Ownership Benefit Restoration Plan (the “Plan”) effective as of May 1, 1997. The Plan is an unfunded deferred compensation arrangement whose benefits shall be paid solely from the general assets of the Employing Companies. The Plan as amended and restated is adopted as of January 1, 2005.
     1.2 Purpose: The Plan is designed to permit a select group of management or highly compensated employees to elect to defer a portion of their Compensation until their death or termination of employment from their Employing Company and to provide benefits equal to the employer matching contributions that would have been made for such employees under the Compass Bancshares, Inc. Employee Stock Ownership Plan (the “Compass Bancshares ESOP”), but for limitations imposed by the federal income tax laws.
     1.3 Purpose of the 2005 Amendment and Restatement: The purpose of the amendment and restatement of the Plan is to comply fully with Section 409A of the Code and the Treasury regulations and other guidance with respect to Post-2004 Deferrals and to preserve the terms of the Plan prior to this amendment and restatement with respect to the Pre-2005 Deferrals.
ARTICLE II
Definitions
     For purposes of the Plan the following terms shall have the following meanings unless a different meaning is plainly required by the context:
     2.1 “Account” shall mean the account or accounts established and maintained by the Company for bookkeeping purposes to reflect the interest of a Participant in the Plan resulting from a Participant’s deferred Compensation, Employer Contributions made on behalf of a Participant, and adjustments thereto to reflect deemed income, gains, losses, and other credits or charges less any distributions. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. The Account shall be maintained so that a Participant’s Pre-2005 Deferrals and Post-2004 Deferrals are separately accounted for including deemed investment earnings and losses attributable thereto.
     2.2 “Administrative Committee” shall mean the Compensation Committee of the Board of Directors.
     2.3 “Beneficiary” shall mean any person, estate, trust, or organization entitled to receive any payment under the Plan upon the death of a Participant. The Participant shall designate his Beneficiary on a form provided by the Administrative Committee.

     2.4 “Board of Directors” shall mean the Board of Directors of the Company or the Compensation Committee thereof.
     2.5 “Change in Control for Pre-2005 Deferrals” shall mean, for this purpose, (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”), or (ii) consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, unless, following such acquisition of beneficial ownership or transaction, (a) more than 60% of the then outstanding shares of common stock of the Person resulting from such reorganization, merger or consolidation, or (b) more than 60% of the then outstanding shares of common stock of the Person acquiring such beneficial ownership or assets, and the combined voting power of the then Outstanding Voting Securities of such Person entitled to vote generally in the election of directors of such Person, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of Outstanding Common Stock and Outstanding Voting Securities immediately prior to such acquisition or transaction, in substantially the same proportions as their ownership of Outstanding Common Stock and Outstanding Voting Securities prior to such event.
     “Change in Control for Post-2004 Deferrals” shall mean a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a . substantial portion of the assets of the Company as provided under Code Section 409A and any Internal Revenue Service guidance, including any Treasury regulations issued in connection with Code Section 409A.
     2.6 “Closing Price” shall mean the closing price on any trading day of a share of the Common Stock based on consolidated trading as defined by the Consolidated Tape Association and reported as part of the consolidated trading prices of stock exchange on which the Common Stock is traded.
     2.7 “Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute.
     2.8 “Common Stock” shall mean the common stock of the Company.
     2.9 “Company” shall mean Compass Bancshares, Inc.
     2.10 “Compensation” shall mean an Employee’s base wages or salary paid by any Employing Company to an Employee, including amounts contributed by an Employing Company to the Compass Bancshares ESOP as salary deferral contributions pursuant to the Employee’s exercise of his deferral option made in accordance with Section 401(k) of the Code, amounts contributed by an Employing Company to the Compass Bancshares, Inc. Flexible Benefits Plan (“Superflex”) on behalf of the Employee pursuant to his salary reduction election under such plan and in accordance with Section 125 of the Code, amounts contributed to a qualified parking plan under Section 132(f) of the Code, and any amounts contributed by the Employee on a pre-tax basis to any other qualified or non-qualified deferred compensation plans of the Company; but disregarding overtime, bonuses, other forms of incentive pay paid in cash and such amounts which are reimbursements to an Employee paid by any Employing Company including, but not limited to, reimbursement for such items as moving expenses, automobile expenses, tax preparation expenses, travel and entertainment expenses, and health and life insurance premiums. Notwithstanding the foregoing and solely in the case of Participants specified on Exhibit “A” hereto the term “Compensation” shall also include bonuses and other forms of incentive pay paid in cash.
     2.11 “Deferral Election” shall mean the Participant’s written election to defer a portion of his Compensation pursuant to Article VI.
     2.12 “Effective Date” shall mean the first day of the first payroll period the Administrative Committee shall permit a Participant to defer Compensation under the Plan but in no event later than thirty (30) days following the date the Employee is notified by the Administrative Committee, or its designee, that the Employee is eligible to participate in the Plan for Compensation earned after the date a Deferral Election form is filed with the Company.
     2.13 “Employee” shall mean any person who is currently employed by an Employing Company.
     2.14 “Employer Contributions” shall mean the amounts credited a Participant’s Account under Article VII of the Plan.
     2.15 “Employer Matching Contributions” shall have the meaning ascribed to that term in the Compass Bancshares ESOP.
     2.16 “Employing Company” shall mean the Company or any affiliate or subsidiary (direct or indirect) of the Company.
     2.17 “Enrollment Date” shall mean the Effective Date, January 1 of each Plan Year and such other dates as may be determined from time to time by the Administrative Committee.
     2.18 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     2.19 “Investment Request” shall mean the Participant’s written request to have his Account invested pursuant to Sections 8.1 or 8.2 and which is accepted by the Administrative Committee.
     2.20 “Key Employee” shall mean, for purposes of this Plan and in accordance with Section 409A of the Code, a key employee as defined in Section 416(i) of the Code, without regard to paragraph (5) thereof.
     2.21 “Participant” shall mean an Employee or former Employee of an Employing Company who is eligible to receive benefits under the Plan.

     2.22 “Performance-Based Compensation” shall mean Compensation that meets the requirements of performance-based compensation specified in Section 409A(a)(4)(B)(iii) of the Code and regulations and other guidance promulgated thereunder. Performance-Based Compensation shall be designated as such by the Company and must relate to services performed by the Participant during a designated incentive period of at least twelve (12) months and must be variable and contingent on the satisfaction of pre-established organizational or individual performance criteria and not readily ascertainable at the time.
     2.23 “Plan” shall mean Compass Bancshares, Inc. Employee Stock Ownership Benefit Restoration Plan, as amended from time to time.
     2.24 “Plan Year” shall mean the twelve (12) month period commencing January 1st and ending on the last day of December.
     2.25 “Post-2004 Deferrals” shall mean the portion of the Participant’s Account other than Pre-2005 Deferrals.
     2.26 “Pre-2005 Deferrals” shall mean the portion of the Participant’s Account determined as of the end of December 31, 2004, the right to which was earned and vested as of the end of December 31, 2004, plus deemed investment earnings and losses attributable to such amounts.
     2.27 “Separation from Service” shall mean a Participant’s separation from service as an Employee with the Company for purposes of Section 409A of the Code other than for death or leave of absence. A transfer of employment within or among the Company and any member of a controlled group, as provided in Code Section 409A(d)(6) shall not be deemed a Separation from Service.
     2.28 “Unforeseeable Emergency” for Pre-2005 Deferrals shall mean an event beyond the control of the Participant and that would result in severe financial hardship if early withdrawal was not permitted.
     “Unforeseeable Emergency” for Post-2004 Deferrals shall mean (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Administrative Committee, in its sole and absolute discretion as defined by Section 409A of the Code and the Treasury regulations and other guidance thereunder.
     The words in the masculine gender shall include the feminine and neuter genders and words in the singular shall include the plural and words in the plural shall include the singular.

ARTICLE III
Administration of Plan
     3.1 The Administrative Committee shall be responsible for the general administration of the Plan. The Administrative Committee may select a chairman and may select a secretary (who may, but need not, be a member of the Administrative Committee) to keep its records or to assist it in the discharge of its duties. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Administrative Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of the members.
     3.2 No member of the Administrative Committee shall receive any compensation from the Plan for his service.
     3.3 The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan more particularly set forth herein. It shall have the full discretion to interpret the Plan and determine all questions arising in the administration, interpretation and application of the Plan. Any such determination by it shall be conclusive and binding on all persons. It may adopt such regulations as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.
     3.4 The Administrative Committee shall be reimbursed by the Company for all reasonable expenses incurred by it in the fulfillment of its duties. Such expenses shall include any expenses incident to its functioning, including, but not limited to, fees of accountants, counsel, actuaries, and other specialists, and other costs of administering the Plan.
     3.5 (a) The Administrative Committee is responsible for the daily administration of the Plan. It may appoint other persons or entities to perform any of its fiduciary and/or administrative functions. The Administrative Committee and any such appointee may employ advisors and other persons necessary or convenient to help it carry out its duties, including its fiduciary duties. The Administrative Committee shall have the right to review the work and performance of each such appointee as it deems necessary or appropriate, and shall have the right to remove any such appointee from his position. Any person, group of persons or entity may serve in more than one fiduciary capacity.
          (b) The Administrative Committee shall maintain accurate and detailed records and accounts of Participants and of their rights under the Plan and of all receipts, disbursements, transfers and other transactions concerning the Plan. Such accounts, books and records relating thereto shall be open at all reasonable times to inspection and audit by the Board of Directors and by persons designated thereby.
          (c) The Administrative Committee shall take all steps necessary to ensure that the Plan complies with the law at all times. These steps shall include such items as the preparation and filing of all documents and forms required by any governmental agency;

maintaining of adequate Participants’ records; withholding of applicable taxes and filing of all required tax forms and returns; recording and transmission of all notices required to be given to Participants and their Beneficiaries; the receipt and dissemination, if required, of all reports and information received from an Employing Company; and doing such other acts necessary for the proper administration of the Plan. The Administrative Committee shall keep a record of all of its proceedings and acts, and shall keep all such books of account, records and other data as may be necessary for proper administration of the Plan. The Administrative Committee shall notify the Company upon its request of any action taken by it, and when required, shall notify any other interested person or persons.
     3.6 The procedures for filing claims for payments under the Plan are described below:
          (a) Submission of Claim. It is the intent of the Company to make payments under the Plan without the Participant having to complete or submit any claim forms. However, any Participant or Beneficiary or a duly authorized representative thereof (“claimant”) who believes he or she is entitled to a payment under the Plan may submit a claim for payment to the Administrative Committee. Any claim for payments under the Plan must be made by the claimant in writing and state the claimant’s name and nature of benefits payable under the Plan. The claimant’s claim shall be deemed to be filed when delivered to a member of the Administrative Committee which shall make all determinations as to the right of any person to benefits hereunder.
          (b) Notice of Denial of Claim. If the claim is wholly or partially denied, the Administrative Committee shall provide written or electronic notice thereof to the claimant within a reasonable period of time, but not later than ninety (90) days after receipt of the claim. An extension of time for processing the claim for benefits is allowable if special circumstances require an extension, but such an extension shall not extend beyond one hundred eighty (180) days from the date the claim for benefits is received by the Administrative Committee. Written notice of any extension of time shall be delivered or mailed within ninety (90) days after receipt of the claim and shall include an explanation of the special circumstances requiring the extension and the date by which the Administrative Committee expects to render the final decision.
          The notice of adverse benefit determination shall (i) specify the reason for the denial; (ii) reference the provisions of this Plan on which the denial is based; (iii) describe the additional material or information, if any, necessary for the claimant to receive benefits and explain why such information is necessary; (iv) indicate the steps to be taken by the claimant if a review of the denial is desired, including the time limits applicable thereto; and (v) contain a statement of the claimant’s right to bring a civil action under ERISA in the event of an adverse benefit determination on review. If notice of the adverse benefit determination is not furnished in accordance with the preceding provisions of this Section, the claim shall be deemed denied and the claimant shall be permitted to exercise his right to review as set forth below.
          (c) Review of Denied Claim. If a claim is denied and a review is desired, the claimant shall notify the Administrative Committee in writing within sixty (60) days after receipt of written notice of a denial of a claim. In requesting a review, the claimant may submit any written comments, documents, records, and other information relating to the claim, the claimant feels are appropriate. The claimant shall, upon request and free of charge, be provided reasonable access to, and copies of, all documents, records and other information “relevant” to the claimant’s claim for benefits. The Administrative Committee shall review the claim taking into account all comments, documents, records and other information submitted by the claimant, without regard to whether such information was submitted or considered in the initial benefit determination.
          (d) Decision on Review. The Administrative Committee shall provide the claimant with written notice of its decision on review within a reasonable period of time, but not later than sixty (60) days after receipt of a request for review. An extension of time for making the decision on the request for review is allowable if special circumstances shall occur, but such an extension shall not extend beyond one hundred twenty (120) days from the date the request for a review is received by the Administrative Committee. Written notice of the extension of time shall be delivered or mailed within sixty (60) days after receipt of the request for review, indicating the special circumstances requiring an extension and the date by which the Administrative Committee expects to render a determination.
          In the event of an adverse benefit determination on review, the notice thereof shall (i) specify the reason or reasons for the adverse benefit determination; (ii) reference the specific provisions of this Plan on which the benefit determination is based; (iii) contain a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records and other information “relevant” to the claimant’s claim for benefits; and (iv) inform the claimant of the right to bring a civil action under the provisions of ERISA.
          For purposes hereof, any document, record and item of information shall be considered “relevant” to the claimant’s claim if it (i) was relied upon in making the benefit determination, (ii) was submitted, considered, or generated in the course of making the benefit determination, whether or not actually relied upon in making the determination; or (iii) demonstrates compliance with the administrative processes and safeguards of this claims procedure.
          (e) Preservation of Remedies. After exhaustion of the claims procedure as provided herein, nothing shall prevent the claimant from pursuing any other legal or equitable remedy otherwise available, including the right to bring a civil action under Section 502(a) of ERISA, if applicable. Notwithstanding the foregoing, no legal action may be commenced or maintained against the Company, any Employing Company or the Administrative Committee more than ninety (90) days after the claimant has exhausted the administrative remedies set forth in this Section 3.6.
ARTICLE IV
Arbitration
     4.1 Any controversy relating to a claim arising out of or relating to this Plan, including, but not limited to claims for benefits due under this Plan, claims for the enforcement of ERISA, claims based on the federal common law of ERISA, claims alleging discriminatory discharge under ERISA, claims based on state law, and assigned claims relating to this Plan shall be settled by arbitration in accordance with the then current Employee Benefit Claims

Arbitration Rules of the American Arbitration Association (AAA) or any successor rules which are hereby incorporated into the Plan by this reference; provided, however, both the Company and the Participant shall have the right at any time to seek equitable relief in court without submitting the issue to arbitration.
     4.2 Neither the Participant (or his beneficiary) nor the Plan may be required to submit any such claim or controversy to arbitration until the Participant (or his beneficiary) has first exhausted the Plan’s internal appeals procedures set forth in Section 3.6. However, if the Participant (or his beneficiary) and the Company agree to do so, they may submit the claim or controversy to arbitration at any point during the processing of the dispute.
     4.3 The Company will bear all costs of arbitration, except that the Participant will pay the filing fee set by the AAA and the arbitrator shall have the power to apportion among the parties expenses such as pre-hearing discovery, travel, experts’ fees, accountants’ fees, and attorney’s fees and except as otherwise provided herein. The decision of the arbitrator shall be final and binding on all parties, and judgment on the arbitrator’s award may be entered in any court of competent jurisdiction.
     4.4 If there is a dispute as to whether a claim is subject to arbitration, the arbitrator shall decide that issue. The claim must be filed with the AAA within the applicable statute of limitations period. The arbitrator shall issue a written determination sufficient to ensure consistent application of the Plan in the future.
     4.5 Any arbitration will be conducted in accordance with the following provisions, not withstanding the Rules of the AAA. The arbitration will take place in a neutral location within the metropolitan area in which the Participant was or is employed by an Employing Company. The arbitrator will be selected from the attorney members of the Commercial Panel of the AAA who reside in the metropolitan area where the arbitration will take place and have at least 5 years of ERISA experience. If an arbitrator meeting such qualifications is unavailable, the arbitrator will be selected from the attorney members of the National Panel of Employee Benefit Claims Arbitrators established by the AAA.
     4.6 In any such arbitration, each party shall be entitled to discovery of any other party as provided by the Federal Rules of Civil Procedure then in effect; provided, however, that discovery shall be limited to a period of 60 days. The arbitrator may make orders and issue subpoenas as necessary. The arbitrator shall apply ERISA, as construed in the federal Circuit in which the arbitration takes place, to the interpretation of the Plan and the Federal Arbitration Act to the interpretation of this arbitration provision. To the extent that state law is not preempted by ERISA, then the law of Alabama applies.
     4.7 Any party has the right to arrange for a stenographic record to be made of the proceedings, which stenographic record shall be the official record. Either party may make an offer of judgment at any time in accordance with the procedures of Rule 68 (or its successor) of the Federal Rules of Civil Procedure. The existence of such an offer is not admissible in any proceeding. If the monetary award of the arbitrator to a party is less than any monetary offer to that party plus 20 percent of such offer, then that party receiving such award shall pay the other party his reasonable attorneys’ fees, experts’ fees, accountants’ fees and other costs incurred with respect to the arbitration following the date of the offer of judgment. Such amount is to be deducted from the award prior to payment. Arbitration is the exclusive remedy for any dispute between the parties other than equitable relief which either party may seek through the court system.
ARTICLE V
Eligibility
     5.1 Any Employee who is a member of a select group of management or highly compensated Employees, is eligible to participate in the Compass Bancshares ESOP, and is selected for participation in the Plan by the Administrative Committee in its sole discretion, shall be eligible to participate in the Plan. An Employee who is selected to participate shall be designated on Exhibit B hereto. An Employee shall become a Participant by agreeing to be bound by the terms of this Plan, including the non-competition provisions of Article X.
     5.2 Notwithstanding the above, the Administrative Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to insure that the Plan is maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under ERISA.
     5.3 If the Administrative Committee determines that a Participant is no longer eligible to participate in the Plan, no additional Employer Contributions shall be made on such Participant’s behalf, the Participant’s Deferral Election shall terminate and he shall make no more contributions under the Plan until it is again determined he is eligible to participate. The Account of such a Participant shall continue to be adjusted by the provisions of Article VIII until the Account is distributed under Article IX.
ARTICLE VI
Election for Deferral of Payment
     6.1 A Participant may elect to defer payment of a portion of his Compensation, in excess of the limitation set forth in Section 401(a)(17) of the Code with respect to the Plan Year, otherwise payable to him during each payroll period after his Effective Date for services to be rendered after the Effective Date by any percentage (whole or fractional) of his Compensation, such amount to be credited to his Account under the Plan.
     6.2 An Account shall be established for each Participant by the Company as of the effective date of such Participant’s initial Deferral Election.
     6.3 The Deferral Election shall be made in writing on a form prescribed by the Company and said Deferral Election shall state:
          (a) That the Participant wishes to make an election to defer the receipt of a portion of his Compensation, and
          (b) The percentage of such Compensation to be deferred.

     6.4 The initial Deferral Election of a new Participant shall be made by written notice signed by the Participant and delivered to the Participant’s Employing Company not later than thirty (30) days after the Employee first becomes eligible to participate in the Plan; provided however, such initial Deferral Election shall not apply to Compensation earned prior to the date such election form is filed with the Participant’s Employing Company. Any subsequent Deferral Elections shall be made by written notice signed by the Participant and delivered to the Participant’s Employing Company not later than the last day of the month prior to the next succeeding Plan Year and shall be effective on the first day of such succeeding Plan Year with respect to Compensation to be earned in such subsequent Plan Year; provided however, in the case of Performance-Based Compensation and subject to the discretion of the Administrative Committee (which may vary for each Participant), an election form may be submitted to the Company no later than six (6) months before the end of the performance period if the Administrative Committee allows for a separate election with respect to Performance-Based Compensation with respect to that Participant. A Deferral Election with respect to the deferral of future Compensation shall be an irrevocable election for’ each Plan Year unless otherwise modified or revoked during the Plan Year as provided in Section 6.5 herein. The termination of participation in the Plan shall not affect amounts (and the deemed investment earnings and losses thereon) previously deferred by a Participant under the Plan.
     At the time of the initial Deferral Election, a Participant shall elect the form of payment to be received upon his death or termination from employment or whether to be paid upon a Change in Control as provided in Section 9.5, such form to be either (a) a lump sum, or (b) monthly, quarterly, or annual installments over a period not to exceed fifteen (15) years. The initial Deferral Election with respect to the form of payment shall govern the distribution of such Participant’s Pre-2005 Deferrals and Post-2004 Deferrals unless a Participant make a new election with respect to Pre-2005 Deferrals and/or Post-2004 Deferrals in accordance with the requirements set forth in Section 6.6. If a Participant fails to specify a form of payment, his Account shall be distributed in a lump sum.
     6.5 Notwithstanding the provisions of Section 6.4 of the Plan, the Administrative Committee, in its sole discretion upon written application by a Participant, may authorize the suspension of a Participant’s Deferral Election in the event of an Unforeseeable Emergency upon receiving a written request to the Administrative Committee accompanied by evidence to demonstrate that the circumstances qualify as an Unforeseeable Emergency. Any suspension authorized by the Administrative Committee shall become effective as of the first payroll period beginning thirty (30) days after receipt by the Company of the suspension application, or as soon as practicable after the receipt of such application. Such suspension shall be effective for the remainder of the Plan Year.
     6.6 With the approval of the Administrative Committee, a Participant may amend a prior Deferral Election on a form provided by the Administrative Committee in order to change the form of the distribution of his Account attributable to Pre-2005 Deferrals. Any such amendment to a prior Deferral Election pertaining to such Pre-2005 Deferrals shall be contingent upon the Participant’s completion of a one-year term of employment after the date the Participant executes a new payment election form, except in the event of the Participant’s death or total and permanent disability as determined by the Social Security Administration or by the Company’s insurance carrier under its group long term disability benefit plan.

     With respect to Post-2004 Deferrals, a change in the form of payment shall be given effect by the Administrative Committee only if the election to change the form of payment (i) does not take effect until at least twelve (12) months after the date on which the Deferral Election form is filed with the Administrative Committee and (ii) the first payment with respect to such change in election is made is deferred for a period of not less than five (5) years after the date such payment would otherwise have been made except in the event of death or Unforeseeable Emergency.
     Notwithstanding the foregoing, with respect to Post-2004 Deferrals, a Participant may elect to make a new election with respect to such previously deferred amounts by filing a new election form with the Administrative Committee on or before December 31, 2007; provided that any such election applies only to amounts that would not otherwise be payable in the year such new election is made and does not cause an amount to be paid in the year such new election is made that would not otherwise be payable in such year.
ARTICLE VII
Employer Contributions
     7.1 Subject to compliance with the provisions of Article X, the Account of each Participant shall be credited as follows:
          (a) At the time of each deferral of Compensation hereunder, the amount per Participant resulting from the application of the percentage of the Employer Matching Contribution made as of each payroll period (and at the time of a bonus or other incentive payment in the case of Participants listed on Exhibit “A”) to the ratable portion of the Participant’s Compensation, in excess of the limitation set forth in Section 401(a)(17) of the Code for the Plan Year.
          (b) At the time any additional Employer Matching Contribution is made by the Company for a Plan Year to the Compass Bancshares ESOP, an amount per Participant resulting from the application of the additional percentage of Compensation contributed as an additional Employer Matching Contribution to the portion of the Participant’s Compensation deferred hereunder for the Plan Year provided the Participant qualifies for an additional Employer Matching Contribution for the Plan Year as a participant in the Compass Bancshares ESOP.
     7.2 The amount determined under Section 7.1 above shall be calculated without regard to any limitations under Section 415 of the Code, Section 402(g) of the Code, Section 401(a)(17) of the Code, or other federal tax law provisions that would limit salary deferral contributions, employee compensation amounts, and/or employer matching and discretionary contributions under the Compass Bancshares ESOP.
     7.3 The amount credited under Section 7.1 shall be subject to vesting under the same vesting schedule and subject to the same terms and conditions applicable to the vesting of Employer Matching Contributions under the ESOP.
ARTICLE VIII
Investment of Accounts

     8.1 The Account of each Participant attributable to the Participant’s Deferral Election shall be credited as of the last day of each calendar quarter with investment earnings and losses based upon the assets in the Account or on such more frequent basis as shall be authorized by the Administrative Committee. Upon becoming eligible to participate and before the beginning of each Plan Year, Participants may request how their Account balances are deemed to be invested. The investment preference shall be made in writing on a form prescribed by the Company and shall be delivered to the Company prior to such Enrollment Date and shall be effective as of such Enrollment Date. The Investment Request made in accordance with this Article VIII shall continue from Plan Year to Plan Year unless the Participant changes the Investment Request by submitting a written request to the Company on a form prescribed by the Company prior to the next succeeding Plan Year. Any such change shall become effective as of the first day of the Plan Year next following the Plan Year in which such request is submitted to the Company. The Administrative Committee shall be authorized to permit more frequent changes in investment preferences to be effective on such dates as it shall specify. The Administrative Committee shall consider the Investment Request but is not obligated to follow such requests.
     8.2 Participants shall be permitted to request from among such investment options as the Administrative Committee may permit and can allocate their deferred Compensation among such options for the Plan Year. Dividends, interest and other distributions received with respect to any Investment Request shall be deemed to be reinvested in the same investment option.
     8.3 The Account of each Participant attributable to Employer Contributions pursuant to Article VII shall be deemed to be invested in Common Stock and shall be credited with dividends, and such dividends shall be deemed to be reinvested in such Common Stock in the same manner and with the same frequency as employer matching contributions are so invested in the Compass Bancshares ESOP. No Participant shall be entitled to any voting rights with respect to any shares of Common Stock credited to his Account.
     8.4 At the end of each Plan Year (or on a more frequent basis as determined by the Administrative Committee), a report shall be issued to each Participant who has an Account and said report will set forth the value in such Account.
     8.5 The Accounts under the Plan shall be hypothetical in nature and shall be maintained for bookkeeping purposes only. Neither the Plan nor any Account shall be required to hold any actual fund or asset.
ARTICLE IX
Distribution of Accounts
     9.1 Subject to compliance with the provisions of Article X and the provisions of Article VI, when a Participant terminates his employment with an Employing Company, said Participant shall be entitled to receive the vested balance of his Pre-2005 Deferrals and Post-2004 Deferrals in cash in a lump sum or in equal monthly, quarterly or annual installments not to exceed a fifteen (15) year period as specified on the Participant’s Deferral Election form applicable to such amounts. The portion of a Participant’s Account which is not fully vested on the date of his termination of employment with an Employing Company shall be forfeited and the Participant shall have no further rights with respect thereto.

     In the event the value of a Participant’s Account at the time distribution is to commence is $10,000 or less, the Account shall be distributed in a lump sum notwithstanding a Participant’s election to have his Account distributed in installments under the Plan. All payments due under this Section 9.1 shall be made or commence as soon as reasonably feasible following a Participant’s termination of employment. Any amounts deemed to be invested in a Common Stock fund shall be equal to the market value of any shares of Common Stock reported in a Participant’s Account, based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding the date of any lump sum or installment distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments other than Common Stock shall be valued on the date a distribution is processed. The transfer by a Participant between Employing Companies shall not be deemed to be a termination of employment with an Employing Company.
     Notwithstanding the foregoing, distributions of Post-2004 Deferrals to a Key Employee as a result of Separation from Service, whether the distribution is made in the form of a Imp sum or installments, shall not be made or the payments may not begin before the date which is six (6) months following the date of the Separation from Service, or, if earlier, the date of death of the Key Employee.
     9.2 Subject to compliance with the provisions of Article X and Article VI, upon the death of a Participant prior to the payment of his Account, the balance of his Account shall be paid to the Participant’s Beneficiary in a Imp sum or in equal monthly, quarterly or annual installments not to exceed a fifteen (15) year period as specified on the Participant’s Deferral Election form with such payment to be made or payments to commence in the case of installment distributions within sixty (60) days following the close of the calendar quarter in which the Administrative Committee is provided evidence of the Participant’s death (or as soon as reasonably practicable thereafter); provided, however, if the value of a Participant’s Account at the time an installment distribution is to commence is $10,000 or less, the Account shall be distributed in a lump sum. In the event a Beneficiary designation is not on file or the designated Beneficiary is deceased or cannot be located, payment will be made to the estate of the Participant. If the Participant fails to specify a form of payment, his vested Account balance shall be distributed in a Imp sum. The market value of any shares of Common Stock credited to a Participant’s Account shall be based on the Closing Price of such Common Stock during the day on which the distribution is processed immediately preceding the date of any lump sum or installment distribution. No portion of a Participant’s Account shall be distributed in Common Stock. The portion of an Account attributable to investments other than Common Stock shall be valued on the date a distribution is processed. In the event of the death of a Participant subsequent to the commencement of installment payments but prior to the completion of the payments, the installments shall continue and shall be paid to the Beneficiary as if the Participant had not died.
     9.3 The Beneficiary designation may be changed by the Participant or former Participant at any time without the consent of the prior Beneficiary.
     9.4 A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Administrative Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Administrative Committee shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution is limited to an amount sufficient to meet the emergency. The allowed distribution shall be payable in a method determined by the -Administrative Committee as soon as possible after approval of such distribution.
     9.5 Upon a Change in Control, and subject to compliance with the provisions of Article X, a Participant shall be entitled to receive the balance of his Account in a lump sum within sixty (60) days following the close of the calendar quarter in which such event occurs if the Participant shall have previously elected on his election form to be paid in a lump sum in the event of a Change in Control.
     9.6 Notwithstanding any provision of this Plan to the contrary, pursuant to Code Section 409A(a)(2), Post-2004 Deferrals may not be distributed earlier than: (a) a Participant’s Separation from Service, (b) the Participant’s death, (c) a Change in Control or (d) the occurrence of an Unforeseeable Emergency.
ARTICLE X
Covenant Not to Compete, Non-Solicitation,
Non-Disclosure and Forfeiture
     10.1 As a condition of participation in the Plan, Employee agrees with the Company and his Employing Company as follows:
          (a) While Employee is employed by any Employing Company, Employee will devote his or her entire time, energy and skills to the service of the Employing Company. Such employment shall be at the will and at the pleasure of the board of directors of each Employing Company.
          (b) Employee will not, during the term of his or her employment with an Employing Company, and after termination for any reason of his or her employment with an Employing Company, directly or indirectly, either individually or as a stockholder, director, officer, consultant, independent contractor, employee, agent, member or otherwise of or through any corporation, partnership, association, joint venture, firm, individual or otherwise (hereinafter “Firm”), or in any other capacity:
               (i) Carry on or engage in a business like or similar to any business engaged in by the Employing Company in any territory in which the Employing Company has been or is conducting business;
               (ii) Solicit or do business with any customer of the Employing Company; or
               (iii) Solicit, directly or indirectly, any employee of any Employing Company to leave their employment with the Employing Company for any reason. For purposes of this Agreement, the Employing Company and Employee agree that Employee shall be deemed to have solicited an employee in violation of this Agreement if such employee is hired by Employee or his or her Firm within six (6) months of Employee’s last employment date with any Employing Company.
          (c) During the term of his or her employment with an Employing Company and thereafter, Employee shall not divulge, or furnish or make accessible to any third party, company, corporation or other organization (including, but not limited to, customers, competitors or governmental agencies), without the Company’s prior written consent, any trade secrets, customer lists, information regarding customers, or other confidential information concerning any Employing Company or its business, including without limitation confidential methods of operation and organization, trade secrets, confidential matters related to pricing, markups, commissions and customer lists.
     10.2 In the event of a breach by Employee of all or any part of the provisions of subdivisions (b) or (c) of Section 10.1, the Employee shall immediately forfeit all rights to any benefits under this Plan attributable to Employer Contributions and the Company shall be entitled to receive from the Employee an amount equal to all benefits previously paid to Employee attributable to Employer Contributions.
     10.3 In the event of a breach or threatened breach by Employee of all or any part of the provisions of subdivisions (b) of Section 10.1 within the two-year period following his termination of employment or (c) of this Section 10.1 at any time, the Company shall in addition to any remedies that may be applicable under Section 10.2, be entitled to a preliminary and permanent injunction restraining Employee from such breach without limiting any other rights or remedies available to the Company for such breach or threatened breach. The two-year period during which the Company shall be entitled to an injunction for a breach or threatened breach of subdivision (b) of Section 10.1 shall be extended by any period of time during which Employee is in default of the covenants contained in this Article X.
     10.4 Employee specifically recognizes and affirms that each of the covenants contained in subdivisions (b) and (c) of this Section 10.1 is a material and important term of this Plan which has induced the Company to permit Employee to participate in this Plan, and Employee further agrees that should all or any part or application of subdivisions {b) or (c) of Section 10.1 of this Plan be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Employee and the Company, such invalidity or unenforceability shall not affect any other provisions of the Plan, and the Company shall be entitled to rescind (but not obligated to do so) all benefits attributable to Employer Contributions under Article VII granted to Employee under this Plan. If Employee has been paid benefits under this Plan, the Company shall be entitled to receive from Employee an amount equal to all benefits paid to Employee attributable to Employer Contributions.
     10.5 Notwithstanding any provision to the contrary herein contained, Section 10.1(b) shall not apply:
          (a) Upon the involuntary termination of the Employee’s employment by an Employing Company other than for Cause within one (1) year following a Change in Control; or

          (b) Upon the voluntary termination of employment by the Employee for any reason within the thirty (30) day period immediately after the one (1) year period following a Change in Control.
For purposes of this Article X, the term Change in Control shall mean a Change in Control as defined with respect to Pre-2005 Deferrals.
For purposes of this Agreement, “Cause” shall mean (i) a willful and material violation of applicable banking laws and regulations, (ii) dishonesty, (iii) theft, (iv) fraud, (v) embezzlement, (vi) commission of a felony or a crime involving moral turpitude, (vii) substantial dependence or addiction to alcohol or any drug, (viii) conduct disloyal to an Employing Company or its affiliates, or (ix) willful dereliction of duties or disregard of lawful instructions or directions of the officers of directors of an Employing company or its affiliates relating to a material matter.
ARTICLE XI
Nature of Employer Obligation and Participant interest
     11.1 A Participant, his Beneficiary, and any other person or persons having or claiming a right to payments under this Plan shall rely solely on the unsecured promise of the Company set forth herein, and nothing in this Plan shall be construed to give a Participant, Beneficiary, or any other person or persons any right, title, interest, or claim in or to any specific assets, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future; but a Participant shall have the right to enforce his or her claim against the Company in the same manner as any unsecured creditor.
     11.2 All amounts paid under this Plan shall be paid in cash from the general assets of the Company. Benefits shall be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and an employee or any other person. Neither the employee nor a Beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.
     11.3 Any Benefits payable under this Plan shall be independent of, and in addition to, any other benefits or compensation of any sort, payable to or on behalf of the Participant under or pursuant to any other arrangement sponsored by the Company or any other agreement between the Company and the Participant.
ARTICLE XII
Miscellaneous Provisions
     12.1 Neither the Participant, his Beneficiary, nor his legal representative shall have any rights to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be nonassignable and nontransferable. Any attempt to assign or transfer the right to payments of this Plan shall be void and have no effect.

     12.2 The assets from which Participant’s benefits shall be paid shall at all times be subject to the claims of the creditors of the Employing Companies and a Participant shall have no right, claim or interest in any assets as to which account is deemed to be invested or credited under the Plan.
     12.3 The Plan may be amended, modified, or terminated by the Board of Directors in its sole discretion at any time and from time to time; provided, however, that no such amendment, modification, or termination shall impair any rights to benefits under the Plan prior to such amendment, modification, or termination. The Plan may also be amended or modified by the Administrative Committee if such amendment or modification does not involve a substantial increase in cost to the Employing Companies.
     12.4 It is expressly understood and agreed that the payments made in accordance with the Plan are in addition to any other benefits or compensation to which a Participant may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment by an Employing Company.
     12.5 The Company shall deduct from each payment under the Plan the amount of any tax (whether federal, state or local income taxes, Social Security taxes or Medicare taxes) required by any governmental authority to be withheld and paid over by the Employing Company to such governmental authority for the account of the person entitled to such distribution.
     12.6 Any Compensation deferred by a Participant while employed by an Employing Company shall not be considered compensation earned currently for purposes of any tax-qualified retirement plan sponsored by the Company. Distributions from a Participant’s Account shall not be considered wages, salaries or compensation under any other employee benefit plan.
     12.7 No provision of this Plan shall be construed to affect in any manner the existing rights of an Employing Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of the Participant and an Employing Company.
     12.8 Except to the extent pre-empted by federal law, this Plan, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of Alabama.
     12.9 This Plan shall be binding upon the Company, its assigns, and any successor which shall succeed to substantially all of its assets and business through merger, consolidation or acquisition.
     12.10 Compliance with the AJCA. Code Section 409A, as added by the American Jobs Creation Act of 2004 (AJCA), substantially revised the requirements applicable to certain deferred compensation arrangements. With respect to Post-2004 Deferrals, this Plan is intended to comply, and to be operated in all respects in compliance, with the requirements of Code Section 409A and all Internal Revenue Service rulings, Treasury regulations or other pronouncements or guidance implementing or interpreting its provisions. With respect to Post-2004 Deferrals, all provisions of this Plan shall be interpreted or construed so as to meet the requirements of Code Section 409A and all regulations, rulings and other pronouncements or guidance thereunder and no action, amendment or termination of the Plan shall be effective to the extent it would cause the Plan to violate the requirements of Code Section 409A.
     The Pre-2005 Deferrals are intended to qualify for grandfathered status pursuant to Internal Revenue Service guidance, including any Treasury regulations so no provision hereof shall have the effect of enhancing, adding or materially modifying a right or benefit of any Participant with respect to such Pre-2005 Deferrals. To the extent that any provision hereof may be interpreted or construed as so enhancing, adding or modifying a right or benefit, such provision shall be void and of no effect.
     With respect to the Post-2004 Deferrals, in the event subsequent Treasury regulations, Internal Revenue Service rulings or other pronouncements or guidance interpreting or implementing the provisions of Code Section 409A affect any provisions of this Plan or any election or other administrative form used for the Plan, this Plan and any election or other administrative form used for the Plan shall be amended, as necessary, to comply with such regulation, ruling or other pronouncement or guidance; and, until adoption of any such amendment, the provisions hereof shall be construed and interpreted to comply with the applicable provisions of such regulation, ruling or other pronouncement or guidance. No such amendment to the Plan or to any administrative form shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.
     12.11 It is intended that Plan transactions and elections made by Participants who are subject to Section 16 of the Exchange Act meet applicable requirements for exemption pursuant to Rule 16b-3 under the Exchange Act and that this Plan be operated and interpreted in all respects in compliance therewith. Accordingly, notwithstanding anything in this Plan to the contrary, all transactions, elections, amendments, applications or other actions or determinations in connection with the Plan (including without limitation elections and amendments under Article VI, hardship distribution applications under Section 9.4, and amendments to the Plan) with respect to or affecting any Participant subject to Section 16 of the Exchange Act shall be subject to the prior approval of the Board of Directors (or the Compensation Committee thereof). Notwithstanding anything in this Plan to the contrary, the Administrative Committee may restrict, rescind or deem void any Plan transaction or election, or impose other restrictions, rules or procedures with respect to the Plan or participation therein, to the extent deemed necessary or appropriate by the Administrative Committee in furtherance of this Section 12.11.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Plan as amended and restated as of January 1. 2005, has been executed pursuant to approval of the Board of Directors, this 18th day of December, 2006.

ATTEST:		COMPASS BANCSHARES, INC.

By:	/s/ Joseph B. Cartee	By:	/s/ Garrett R. Hegel
	Its: Associate General Counsel		Its: Chief Financial Officer

EXHIBIT A
D. Paul Jones, Jr.
Charles E. McMahen

EXHIBIT B
James D. Barri
George M. Boltwood
E. Lee Harris, Jr.
Garrett R. Hegel
D. Paul Jones, Jr.
William Helms
Charles E. McMahen
Clayton D. Pledger
Gilbert R. Stone